Exhibit 15

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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cellcom Israel Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-141639) on Form S-8   of Cellcom Israel Ltd. of our report dated March 2, 2010, with respect to the consolidated statements of financial position of Cellcom Israel Ltd. and subsidiaries (“the Company”), as of December 31, 2009, 2008 and 2007 and the related consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 20-F  of Cellcom Israel Ltd.

Our report refers to a change in accounting policy with respect to recognizing losses from subsidized equipment sold together with a fixed-term service contract that includes minimum guaranteed revenue. Also, this same report refers to the fact that the consolidated financial statements as of and for the year ended December 31, 2009 have been translated into United States dollars (“dollars”) solely for the convenience of the reader. The consolidated financial statements expressed in New Israeli Shekels have been translated into dollars on the basis set forth in Note 2D of the notes to the consolidated financial statements.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel

March 2, 2010